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                                                                     EXHIBIT 8.2

                                October 12, 1999





Premark International, Inc.
1717 Deerfield Road
Deerfield, Illinois 60015

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Illinois Tool Works Inc., a Delaware corporation ("Illinois Tool Works"), relating to the merger (the "Merger") of CS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Illinois Tool Works, with and into Premark International, Inc., a Delaware corporation.

                  We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER AGREEMENT AND THE MERGER--Material Federal Income Tax Considerations" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the Merger, is accurate in all material respects.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,
                                             /s/ Wachtell, Lipton, Rosen & Katz